SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2018

HOPFED BANCORP, INC.

(Exact name of Registrant as Specified in Charter)

Delaware	0-23667	61-1322555
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4155 Lafayette Road, Hopkinsville, Kentucky 42240

(Address of Principal Executive Offices)

(270) 885-1171

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On April 10, 2018, HopFed Bancorp, Inc. (the “Company”) entered into a Standstill Agreement (the “Agreement”) with Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Associates, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, the “Stilwell Group”) and Mark D. Alcott. The Stilwell Group owns approximately 9.5% of the shares of the Company’s outstanding common stock.

The Agreement provides that, effective upon a meeting of the Board of Directors to be held no later than April 30, 2018, the Board will be expanded by one Board seat, and Mr. Alcott will be appointed to serve as a director of the Company in the class of directors with terms expiring at the Company’s 2019 Annual Meeting of Stockholders or until his successor is elected and qualified. Mr. Alcott will be nominated at the 2019 Annual Meeting of Stockholders to serve until the 2022 Annual Meeting of Stockholders, or until his successor is elected and qualified. Mr. Alcott also will be nominated and elected to concurrent terms on the Board of Directors of Heritage Bank USA, Inc. (the “Bank”), the Company’s wholly owned subsidiary.

During the term of the Agreement, which is scheduled to continue through the date of that is 15 business days prior to the deadline for submission of stockholder nominations and proposals for the Company’s 2022 Annual Meeting of Stockholders (which may be extended by written agreement of the parties), the Stilwell Group and Mr. Alcott will not, among other things, solicit proxies in opposition to any recommendation or proposal of the Company’s Board of Directors, initiate or solicit stockholder proposals or seek to place any additional representatives on the Company’s Board of Directors other than Mr. Alcott (or any replacement director selected by the Stilwell Group in the event Mr. Alcott’s position as a director of the Company or the Bank is terminated during the term of the Stilwell Agreement due to his resignation, death, permanent disability or otherwise), oppose any proposal or director nomination submitted by the Board of Directors to the Company’s stockholders, vote for any nominee to, or proposal by, the Company’s Board of Directors other than those nominated, proposed or supported by the Board of Directors, seek removal of any Company or Bank director, seek to exercise any control or influence over the management of the Company or the Boards of Directors of the Company or the Bank, propose or seek to effect a merger or sale of the Company or initiate litigation against the Company (except in connection with enforcement of the Agreement). The Stilwell Group also agreed not to acquire any additional shares of the outstanding Company common stock or, without the Company’s prior written consent, sell or otherwise dispose of any interest in the Stilwell Group’s shares of Company Common Stock to any person the Stilwell Group believes, after reasonable inquiry, would be a beneficial owner after any such sale or transfer of more than 5% of the outstanding shares of the Company Common Stock.

The parties have also entered into a Non-Disclosure Agreement, in the form attached as an exhibit to the Agreement, providing that the Stilwell Group will maintain the confidentiality of non-public information regarding the Company or the Bank in full compliance with federal and state securities laws, which became effective upon execution of the Agreement, and will remain in effect until the date that is 15 business days prior to the deadline for submission of stockholder nominations and proposal for the Company’s 2022 Annual Meeting of Stockholders pursuant to the Company’s Certificate of Incorporation; provided, however, that the parties may agree in writing to extend the term of the Non-Disclosure Agreement.

The foregoing description is qualified in its entirety by reference to the full text of the Agreement and the Non-Disclosure Agreement, which are attached hereto as Exhibit 10.1 and are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	The following exhibit is furnished herewith:

Exhibit 10.1	Agreement, dated April 10, 2018, by and among, HopFed Bancorp, Inc., Stilwell Activist Fund, L.P., Stilwell Activist Investments, L.P., Stilwell Associates, L.P., Stilwell Value LLC, Joseph Stilwell and Mark D. Alcott.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

HOPFED BANCORP, INC.

Dated: April 11, 2018	By:	/s/ John E. Peck
John E. Peck
President and Chief Executive Officer